As filed with the Securities and Exchange Commission on August 28, 2003.

Securities and Exchange Commission

Washington, D.C. 20549

Schedule TO

(Rule 13e-4)

Amendment No. 1

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

Therma-Wave, Inc.

(Name of Subject Company (Issuer))

Therma-Wave, Inc.

(Name of Filing Person (Offeror))

Options to Purchase Common Stock Issued Before July 1, 2002 and Having an Exercise Price Greater than $2.00 per Share Under the Therma-Wave, Inc. 1997 Stock Purchase and Option Plan, the 1997 Employee Stock Purchase and Option Plan, the 1997 Special Employee Stock Purchase and Option Plan, and the 2000 Equity Incentive Plan

(Title of Class of Securities)

88343A108

(CUSIP Number of Class of Securities)

(Underlying Common Stock)

L. Ray Christie

Vice President and Chief Financial Officer

1250 Reliance Way

Fremont, California 94539

(510) 668-2200

(Name, address and telephone number of person authorized

to receive notices and communications on behalf of filing person)

Copy to:

Eva H. Davis, Esq.

Kirkland & Ellis

777 South Figueroa Street, Suite 3400

Los Angeles, California 90017

(213) 680-8400

CALCULATION OF FILING FEE

Transaction valuation* Amount of filing fee**

--------------------------------------------

$2,131,493 $173

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 1,357,639 shares of common stock of Therma-Wave, Inc. as of August 8, 2003 having an aggregate value of $2,131,493 (based on the average high and low trading prices of the common stock on August 8, 2003) will be exchanged pursuant to this offer.

** The amount of the filing fee is $80.90 per $1,000,000 of the aggregate offering amount calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934. The filing fee was previously paid with the Schedule TO filing made with the Securities and Exchange Commission on August 13, 2003.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.

Form or Registration No.: Not applicable.

Filing party: Not applicable.

Date filed: Not applicable.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ] third party tender offer subject to Rule 14d-1.

[X] issuer tender offer subject to Rule 13e-4.

[ ] going-private transaction subject to Rule 13e-3.

[ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]

TABLE OF CONTENTS

INTRODUCTORY STATEMENT

ITEM 12. EXHIBITS

SIGNATURE

INDEX OF EXHIBITS

EXHIBIT (a) (1)

EXHIBIT (a) (2)

EXHIBIT (a) (3)

EXHIBIT (a) (6)

EXHIBIT (a) (10)

Amendment No. 1 to
Schedule TO
Introductory Statement

This Amendment No. 1 to Schedule TO amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on August 13, 2003, in connection with our offer to exchange certain options upon the terms and subject to the conditions set forth in the Offer to Exchange, dated August 13, 2003.

Item 12. Exhibits.

(a) Disclosure Materials.

    Offer to Exchange, dated August 13, 2003.

    Form of Letter of Transmittal.

    Form of Letter to Eligible Option Holders Regarding Offer to Exchange.

    Form of E-mail Announcement to Option Holders Regarding Offer to Exchange.*

    Form of Letter to Therma-Wave Employees Confirming Receipt of Letter of Transmittal.*

    Form of Letter to Therma-Wave Employees Confirming Participation in the Offer to Exchange.

    Press Release Announcing Offer to Exchange.*

    Therma-Wave Annual Report on Form 10-K for its fiscal year ended March 30, 2003, filed with the Securities and Exchange Commission on June 30, 2003 and incorporated herein by reference.

    Therma-Wave Quarterly Report on Form 10-Q for the quarter ended June 29, 2003, filed with the Securities and Exchange Commission on August 11, 2003 and incorporated herein by reference.

    Supplement to Offer to Exchange.

(b) Loan Agreements. Not applicable.

(d) Contracts, Arrangements or Understandings.

(1) 1997 Stock Purchase and Option Plan, incorporated by reference to Exhibit 10.20 to the Company's Registration Statement on Form S-4 (Registration No. 333-29871).

(2) 1997 Employee Stock Purchase and Option Plan, incorporated by reference to Exhibit 10.30 to the Company's Registration Statement on Form S-1 (Registration No. 333-76019).

(3) 1997 Special Employee Stock Purchase and Option Plan, incorporated by reference to Exhibit 10.30 to the Company's Registration Statement on Form S-1 (Registration No. 333-76019).

(4) Form of Option Agreement with time-based vesting pursuant to the 1997 Stock Purchase and Option Plan, 1997 Employee Stock Purchase and Option Plan and the 1997 Special Employee Stock Purchase and Option Plan.*

(5) Form of Option Agreement with incentive-based vesting pursuant to the 1997 Stock Purchase and Option Plan, 1997 Employee Stock Purchase and Option Plan and the 1997 Special Employee Stock Purchase and Option Plan.*

(6) Form of Executive Stock Agreement pursuant to the 1997 Stock Purchase and Option Plan.*

(7) 2000 Equity Incentive Plan, incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the year ended April 2, 2000 (File No. 000-26911).

(8) Amendment No. 1 to the 2000 Equity Incentive Plan, incorporated by reference to Exhibit 99.2 to the Company's Registration Statement on Form S-8 (File No. 333-83282).

(9) Form of Option Agreement pursuant to the 2000 Equity Incentive Plan, incorporated by reference to Exhibit 10.39 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and filed with the Securities and Exchange Commission on August 14, 2002.

(g) Oral Solicitation Materials. Not applicable.

(h) Tax Opinion. Not applicable.

________________________

* Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on August 13, 2003.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Schedule TO is true, complete and correct.

Therma-Wave, Inc.

/s/ L. Ray Christie

L. Ray Christie,

Vice President, Chief Financial Officer and Secretary

Date: August 28, 2003

Index to Exhibits
Exhibit Number	Description
(a)(1)	Offer to Exchange, dated August 13, 2003
(a)(2)	Form of Letter of Transmittal
(a)(3)	Form of Letter to Eligible Option Holders Regarding Offer to Exchange
(a)(4)	Form of E-mail Announcement to Option Holders Regarding Offer to Exchange*
(a)(5)	Form of Letter to Therma-Wave Employees Confirming Receipt of Letter of Transmittal*
(a)(6)	Form of Letter to Therma-Wave Employees Confirming Participation in the Offer to Exchange
(a)(7)	Press Release Announcing Offer to Exchange*
(a)(8)	Therma-Wave Annual Report on Form 10-K for its fiscal year ended March 30, 2003, filed with the Securities and Exchange Commission on June 30, 2003 and incorporated herein by reference.
(a)(9)	Therma-Wave Quarterly Report on Form 10-Q for the quarter ended June 29, 2003, filed with the Securities and Exchange Commission on August 11, 2003 and incorporated herein by reference.
(a)(10)	Supplement to the Offer to Exchange
(b)	Not applicable.
(d)(1)	1997 Stock Purchase and Option Plan, incorporated by reference to Exhibit 10.20 to the Company's Registration Statement on Form S-4 (Registration No. 333- 29871).
(d)(2)	1997 Employee Stock Purchase and Option Plan, incorporated by reference to Exhibit 10.30 to the Company's Registration Statement on Form S-1 (Registration No. 333-76019).
(d)(3)	1997 Special Employee Stock Purchase and Option Plan, incorporated by reference to Exhibit 10.30 to the Company's Registration Statement on Form S-1 (Registration No. 333-76019).
(d)(4)

Form of Option Agreement with time-based vesting pursuant to the 1997 Stock Purchase and Option Plan, 1997 Employee Stock Purchase and Option Plan and the 1997 Special Employee Stock Purchase and Option Plan.*

(d)(5)

Form of Option Agreement with incentive-based vesting pursuant to the 1997 Stock Purchase and Option Plan, 1997 Employee Stock Purchase and Option Plan and the 1997 Special Employee Stock Purchase and Option Plan.*

(d)(6)	Form of Executive Stock Agreement pursuant to the 1997 Stock Purchase and Option Plan.*
(d)(7)	2000 Equity Incentive Plan, incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the year ended April 2, 2000 (File No. 000-26911).
(d)(8)	Amendment No. 1 to the 2000 Equity Incentive Plan, incorporated by reference to Exhibit 99.2 to the Company's Registration Statement on Form S-8 (File No. 333-83282).
(d)(9)

Form of Option Agreement pursuant to the 2000 Equity Incentive Plan, incorporated by reference to Exhibit 10.39 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and filed with the Securities and Exchange Commission on August 14, 2002.

(g)	Not applicable
(h)	Not applicable

_____________________

* Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on August 13, 2003.